UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Palmetto Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Palmetto Bancshares, Inc. to be held on April 15, 2008, at 2:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina, 29360.

The following Notice of the Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting of Shareholders. Directors and executive officers of Palmetto Bancshares, Inc., as well as representatives of Elliott Davis, LLC, the Company’s independent registered public accounting firm, will be present to respond to any appropriate questions shareholders may have. The Elliott Davis, LLC representatives will have the opportunity to make a statement if they desire to do so.

To ensure proper representation of your shares of common stock at the Annual Meeting of Shareholders, please sign, date, and return the enclosed Proxy Card as soon as possible, even if you currently plan to attend the Annual Meeting of Shareholders. This will not prevent you from voting in person but will ensure that your vote will be counted in the event that you are unable to attend.

Sincerely,

L. LEON PATTERSON

Chairman and

Chief Executive Officer

PALMETTO BANCSHARES, INC.

301 HILLCREST DRIVE

POST OFFICE BOX 49

LAURENS, SOUTH CAROLINA 29360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 15, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Palmetto Bancshares, Inc. will be held on April 15, 2008, at 2:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina, 29360 for the following purposes:

1.	To elect five directors of Palmetto Bancshares, Inc.;

2.	To approve the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan; and

3.	To consider and act upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

The Board of Directors of Palmetto Bancshares, Inc. is not aware of any business, other than the election of directors and the approval of the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan, to come before the Annual Meeting of Shareholders.

Shareholders of record at the close of business on March 3, 2008 are entitled to receive notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

Whether or not you plan to attend the Annual Meeting of Shareholders, please complete and sign the enclosed Proxy Card, which is solicited by Palmetto Bancshares, Inc.’s Board of Directors, and mail it promptly in the enclosed envelope. If you wish, you may withdraw your Proxy Card and vote your shares of common stock in person at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

TERESA M. CRABTREE

Corporate Secretary

Laurens, South Carolina

March 17, 2008

PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND MAIL IT IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY CARD AND VOTE YOUR SHARES OF COMMON STOCK IN PERSON AT THE ANNUAL MEETING OF SHAREHOLDERS.

PROXY STATEMENT

of

PALMETTO BANCSHARES, INC.

301 HILLCREST DRIVE

POST OFFICE BOX 49

LAURENS, SOUTH CAROLINA 29360

ANNUAL MEETING OF SHAREHOLDERS

APRIL 15, 2008

This Notice of Annual Meeting of Shareholders (the “Meeting”), Proxy Statement, and Proxy Card (collectively, the “Proxy Materials”) are being furnished to shareholders in connection with a solicitation of proxies by the Board of Directors of Palmetto Bancshares, Inc. Palmetto Bancshares, Inc. is the holding company for The Palmetto Bank (the “Bank”). Throughout this Proxy Statement, the “Company” refers to Palmetto Bancshares, Inc. and its subsidiary, the Bank. This solicitation is being made in connection with the Annual Meeting of Shareholders to be held at 2:00 p.m. on April 15, 2008 at 301 Hillcrest Drive, Laurens, South Carolina, 29360. The enclosed Proxy Materials are being mailed on or about March 17, 2008.

VOTING AND PROXY PROCEDURE

Shareholders Entitled to Vote

Shareholders of record as of the close of business on March 3, 2008 (the “Voting Record Date”) are entitled to one vote for each share of $5.00 par value common stock of the Company then held. As of the close of business on the Voting Record Date, the Company had 6,432,265 shares of common stock outstanding and entitled to vote.

Voting and Proxy Procedures

The Company’s Board of Directors (the “Board”) solicits proxies so that each shareholder has the opportunity to vote on each proposal being considered at the Meeting. Each share of common stock outstanding on the Voting Record Date will be entitled to one vote at the Meeting.

If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the Meeting or by sending in your Proxy Card as described below. Execution of the enclosed Proxy Card, by completing, signing, dating, and mailing the enclosed Proxy Card in the envelope provided will not impact your right to attend the Meeting.

If your shares of common stock are held in “street name” through a broker, bank, or other nominee, you may receive a separate voting instruction form with this Proxy Statement.

Proxies for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your Proxy Card but do not specify how you want to vote your shares of common stock, the Company will vote them FOR the nominees for director and FOR each of the other items being proposed by the Board of Directors and in the discretion of the proxy holders as to any other business that may properly come before the Meeting and any adjournment of the Meeting.

Proxy Revocation Procedures

If you are a shareholder whose shares of common stock are registered in your name, you may revoke your Proxy Card at any time before it is voted by one of the following methods:

•	Submitting a duly executed Proxy Card bearing a later date that is received by the Company’s Corporate Secretary prior to the Meeting;

•	Filing a written notice of revocation with the Company’s Corporate Secretary prior to the Meeting; or

•

Appearing at the Meeting in person and giving the Company’s Corporate Secretary notice of your intention to vote in person (attendance at the Meeting will not, in and of itself, revoke a previously executed Proxy Card).

If you hold your shares of common stock in “street name” through a broker, bank, or other nominee, you may revoke your Proxy Card by following instructions provided by your broker, bank, or nominee. No notice of revocation or later dated Proxy Card will be effective until received by the Company’s Corporate Secretary within the deadlines noted above.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker nonvotes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) will be counted as shares of common stock present and entitled to vote at the Meeting for purposes of determining the existence of a quorum.

Other Matters Related to the Meeting

Only matters brought before the Meeting in accordance with the Company’s Bylaws will be considered. Other than the election of directors and the approval of the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan, the Company does not know of any other matters that will be presented at the Meeting. However, if any other matters properly come before the Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for director become unable to accept nomination or election, the persons acting under the Proxy Card intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee of the Board of Directors and nominated by the Board of Directors. The Company has confirmed each nominee’s willingness to serve, if elected, and has no reason to believe that any of the five nominees for director will be unable to serve if elected to office.

Representatives of Elliott Davis, LLC, the Company’s independent registered public accounting firm, will be present at the Meeting to respond to any appropriate questions shareholders may have. Elliott Davis, LLC representatives will have the opportunity to make a statement if they desire to do so.

PROPOSAL 1—ELECTION OF DIRECTORS

General Information Regarding Election of Directors

The directors to be elected at the Meeting will be elected by a plurality of the votes cast by shareholders present in person or by proxy and entitled to vote. Votes may be cast “FOR,” or shareholders may “WITHHOLD” their vote, for each nominee for election as director. Abstentions and broker nonvotes with respect to nominees will not be considered to be either affirmative or negative votes and will have no other impact on the election of directors. Shareholders do not have cumulative voting rights with respect to the election of directors.

The Board of Directors is divided into three classes. At each Meeting, the Company’s shareholders elect the members of one of the three classes to three-year terms. At this Meeting, five directors are being nominated for reelection for terms expiring at the 2011 Annual Meeting of Shareholders. Proxies, unless indicated to the contrary, will be voted “FOR” the reelection of the five nominees.

Information on Nominees and Directors

The Board of Directors nominates for election to the Board of Directors the five persons listed as nominees below. Unless shareholders “WITHHOLD” their vote for a nominee, the persons named in the enclosed Proxy Card intend to vote “FOR” the election of these nominees. The following tables set forth information regarding each nominee and continuing director, including his or her name, age, period he or she has served as a director, and occupation over the past five years.

Nominees for Reelection as Director at the 2008 Annual Meeting of Shareholders

for Terms Ending at the 2011 Annual Meeting of Shareholders

John T. Gramling, II
Age (1) Director Since (2) Term Expiring	66 1984 2011	During the past five years, Mr. Gramling has served as President of Gramling Brothers, Inc., an umbrella company engaged in the operation of orchards, real estate, development, surveying, and investments.

John D. Hopkins, Jr.
Age (1) Director Since (2) Term Expiring	56 2004 2011

Mr. Hopkins has served as President and owner of The Fieldstone Group, a diversified investment and development company with real estate, farm, land, and timber holdings, since 2000. Prior to 2000, Mr. Hopkins was employed with Owens Corning for 26 years.

Mr. Hopkins has served on the Board of the Upcountry History Museum since 2002. He serves on the Anderson University Foundation Council and as a member of the Donaldson Development Commission for the Donaldson Center Industrial Air Park.

Edward K. Snead, III
Age (1) Director Since (2) Term Expiring	48 1997 2011	Mr. Snead has been the owner and President of Snead Builders Supply Company, Inc., a Greenwood, South Carolina based family owned and operated building supply store, since 1981.

Jane S. Sosebee
Age (1) Director Since (2) Term Expiring	51 2006 2011

Ms. Sosebee has been with AT&T (formerly Southern Bell and BellSouth) since 1979 and has held the position of Director - External Affairs since November 2007.

Ms. Sosebee currently serves as Chair for the Greenville Chamber of

Commerce for 2008. Additionally, she serves on the Board of the Clemson University Foundation, the Tri-County Technical College Foundation, the Upstate Alliance, the Peace Center, Innovate Anderson, and the Oconee Alliance.

Paul W. Stringer
Age (1) Director Since (2) Term Expiring	64 1986 2011

Mr. Stringer has served as President and Chief Operating Officer of Palmetto Bancshares, Inc. since April 1994. From April 1990 to April 1994, he served as Executive Vice President of Palmetto Bancshares, Inc. From June 1982 to April 1990, Mr. Stringer served as Vice President of Palmetto Bancshares, Inc.

Mr. Stringer has been Chairman of the Board of Directors and Chief Executive Officer of The Palmetto Bank since January 2004. He served as President and Chief Operating Officer of The Palmetto Bank from March 1986 to December 2003. Mr. Stringer served as Executive Vice

President of The Palmetto Bank from May 1981 to February 1986, as Senior Vice President from July 1978 to April 1981, and as Vice President from January 1977 to June 1978.

(1)	At December 31, 2007

(2)	Does not include prior service, if any, on the Company’s banking subsidiary community bank boards

Continuing Directors Whose Terms End at the 2009 Annual Meeting of Shareholders

L. Leon Patterson
Age (1) Director Since (2) Term Expiring	66 1971 2009

Mr. Patterson has served as Chairman of the Board of Directors and Chief Executive Officer of Palmetto Bancshares, Inc. since April 1990. From June 1982 to April 1994, he served as President of Palmetto Bancshares, Inc.

Mr. Patterson served as Chairman of the Board and Chief Executive Officer of The Palmetto Bank from March 1986 to January 2004. Mr. Patterson also served as Chairman of the Board and President of The Palmetto Bank from January 1978 to February 1986, and he served as President of The Palmetto Bank in 1977.

Mr. Patterson currently serves as a Board member of the Greenville County Art Museum Association, as a Board member of Upstate Forever, an Upstate educational and advocacy organization for smart growth, and as an executive Board member of Upstate Alliance, an Upstate global marketing organization.

Sam B. Phillips, Jr.
Age (1) Director Since (2) Term Expiring	66 2000 2009

Mr. Phillips has been Chief Executive Officer and owner of S.B. Phillips Company, Inc., an umbrella organization for several other businesses including Phillips Staffing Services, a temporary staffing agency in Greenville, South Carolina, since 1968. He has served as Chairman for S.B. Phillips Company, Inc. since 1968 and as President and owner of Phillips Properties, Inc., a real estate holding company, since 1993.

Mr. Phillips is the sole shareholder of Fairway Group of SC, LLC, Eagle Zone, LLC, and Cobblestone Group, Inc. He is a partner of WPP Water LLC, WSM Holdings, LLC, and Wyatt Real Estate Opportunity Fund, LLC. Mr. Phillips serves as a partner and Board member of SubAir Systems, LLC, Woodhead, LLC (DBA Graniteville Specialty Fabrics), Meridian Resources, Inc., and Innovative Adhesives, Inc. Since 2005, Mr. Phillips has been a Partner and Board Member in Four Equestrian Partners, LLC, a land development company. He is General Partner of Azalea Fund II, LLC and is a Limited Partner of Azalea Fund I, LLC. He also serves on the Board of Directors of St. Francis Hospital and the Boy Scouts of America.

L. Stewart Spinks
Age (1) Director Since (2) Term Expiring	61 2006 2009	Mr. Spinks founded the Spinx Oil Company in 1972. He now serves as The Spinx Company, Inc.’s Chief Executive Officer. Spinx is the largest privately held gasoline convenience retailer in South Carolina. Mr. Spinks has served as Chief Executive Officer of Enigma, Inc., a real estate development company, since 1984, of Spinx Foods, Inc. since 1996, and of TRS, Inc., an equipment leasing company, since 1985.

Mr. Spinks serves on the Boards of The Society of Independent Gasoline Marketers Association, South Carolina Independent Colleges, the Boy Scouts of America, the Greenville Chamber of Commerce, the Greenville Tech Foundation, Furman University, the Furman Foundation, Taste of the Nations, and the Urban League.

J. David Wasson, Jr.
Age (1) Director Since (2) Term Expiring	62 1979 2009

Mr. Wasson has been President and Chief Executive Officer of Laurens Electric Cooperative, Inc., a member-owned rural electric cooperative in Upstate South Carolina, since 1974.

Mr. Wasson serves on the Board of National Rural Utilities Cooperative Finance Corporation.

(1)	At December 31, 2007

(2)	Does not include prior service, if any, on the Company’s banking subsidiary community bank boards

Continuing Directors Whose Terms End at the 2010 Annual Meeting of Shareholders

W. Fred Davis, Jr.
Age (1) Director Since (2) Term Expiring	64 1978 2010	Mr. Davis was owner and President of Palmetto Spinning Corporation, where he was employed from 1969 to 1995. Mr. Davis retired in 1995.

David P. George, Jr.
Age (1) Director Since (2) Term Expiring	66 1973 2010	Mr. George retired as General Manager of George Motor Company, an automobile dealership in Laurens, South Carolina, in 2004. He had served in that capacity since 1964.

Michael D. Glenn
Age (1) Director Since (2) Term Expiring	67 1994 2010	Mr. Glenn has been a partner with the law firm of Glenn, Haigler, McClain & Stathakis, LLP since 1993. From 1983 to 1992 he was a sole practitioner in Anderson, South Carolina.

Albert V. Smith
Age (1) Director Since (2) Term Expiring	61 2006 2010

Mr. Smith has been the sole proprietor with Albert V. Smith,

Professional Association Law Firm since 1989. Prior to 1989, Mr. Smith was a Partner in the law firms of Turnipseed, Holland and Smith and

Turnipseed, Smith and Smith.

Mr. Smith is a member of the South Carolina, American, and national Bar Associations, the South Carolina Bar Committee on Character and Fitness, and the Spartanburg County Commission on Higher Education.

Ann B. Smith
Age (1) Director Since (2) Term Expiring	46 1997 2010	Ms. Smith served as the Director of Annual Giving for Clemson University from 1986 to November 2007. Ms. Smith has served as the Clemson University Academic Program Coordinator for Development since November 2007.

(1)	At December 31, 2007

(2)	Does not include prior service, if any, on the Company’s banking subsidiary community bank boards

PROPOSAL 2—APPROVAL OF 2008 RESTRICTED STOCK PLAN

On February 19, 2008, the Company’s Board of Directors adopted, subject to shareholder approval, the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan (the “Plan”), which provides for the grant of stock awards to the Company’s employees, officers, and directors. A total of 250,000 shares of common stock have been reserved for issuance pursuant to awards under the Plan, subject to its anti-dilution provisions. The following summary of the material features of the Plan is qualified in its entirety by reference to the copy of the Plan that is attached as Appendix A to this Proxy Statement.

Purpose of the Plan

In the past, the Company has utilized stock option awards to attract highly qualified personnel and to reward exceptional performance by employees. However, the Board of Directors believes that restricted stock is a more desirable method of attracting additional personnel and rewarding exceptional performance by employees through awards that encourage stock ownership in the Company. The Company believes that those individuals upon whom the responsibilities for the successful administration and management of the Company rest, and whose present and potential contributions to the Company are of importance, should be allowed to acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. By providing such individuals with additional incentives and rewards, the Board of Directors believes that the Plan will enhance the profitability of the Company. Under the Plan, the Company may grant awards to its employees, officers, and directors. Although the Company has not yet identified any specific individuals who will receive restricted stock grants under the Plan or determined the amount of restricted stock grants to be made to any particular group of individuals, it believes that restricted stock grants under the Plan will likely be to the same employees that were subject to awards under the Company’s 1997 Stock Compensation Plan under which 34 individuals were granted stock option awards over the ten year period.

Administration of the Plan

The Plan provides that it is to be administered by a committee appointed by the Board of Directors and comprised of two or more “outside” directors, within the meaning of section 162(m) of the Internal Revenue Code of 1986 and within the meaning of the term “nonemployee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Board of Directors has appointed its Compensation Committee to perform the duties of the committee under the Plan. The Compensation Committee will administer the Plan and will have sole authority, in its discretion, to determine which employees or directors will receive awards under the Plan, the number of shares to be subject to each award, and the forfeiture restrictions (as defined below) for each award. The Compensation Committee will have additional powers delegated to it under the Plan, including the power to construe the Plan and the restricted stock agreements executed with recipients of awards thereunder and to determine the terms, restrictions, and provisions of each agreement. The Compensation Committee may also correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement in the manner and to the extent it deems expedient. The determinations of the Compensation Committee on these matters will be conclusive.

The Plan provides for awards of “restricted stock,” consisting of shares of common stock that are issued to the participant at the time the award is made or at some later date, which are subject to certain restrictions against disposition and certain obligations to forfeit such restricted stock shares to the Company under certain circumstances. The forfeiture restrictions, which may be different for each award, will be determined by the Compensation Committee in its sole discretion, and the Compensation Committee may provide that the forfeiture restrictions will lapse upon:

•

The attainment of one or more performance targets established by the Compensation Committee based upon, among other things, common stock share price, earnings per common share, market share, sales, net income, return on investment, or return on shareholders’ equity;

•	The participant’s continued employment with the Company, or continued service as a director, for a specified period of time;

•	The occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion; or

•	A combination of any of the foregoing.

Restricted stock will be represented by a stock certificate registered in the name of the participant. The participant will have the right to receive dividends, if any, with respect to such shares of restricted stock. In addition, unless otherwise provided in an agreement, the participant will have the right to vote such restricted stock shares and to enjoy all other stockholder rights, except that the Company will retain custody of the stock certificate and the participant may not sell, transfer, pledge, or otherwise dispose of the restricted stock shares until the forfeiture restrictions have expired. A breach of the terms and conditions established by the Compensation Committee pursuant to an award will cause a forfeiture of the award. The Compensation Committee expects that participants generally will not be required to make any payment for common stock received pursuant to an award, except to the extent otherwise determined by the Compensation Committee or required by law.

The Compensation Committee may, in its discretion, fully vest any or all restricted stock awarded to a participant and, upon such vesting, all forfeiture restrictions applicable to the stock will terminate. Any such action by the Compensation Committee may vary among individual participants and may vary among awards held by any individual participant. The Compensation Committee may not, however, take any action with respect to an award that has been granted to a “covered employee,” within the meaning of Treasury Regulation Section 1.162-27(c)(2), if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Promptly after a restricted stock award is made, the Company and the participants will enter into a restricted stock agreement setting forth the terms of the award and such other matters as the Compensation Committee may determine to be appropriate. The terms and provisions of the restricted stock agreements need not be identical, and the Compensation Committee may, in its sole discretion, amend an outstanding restricted stock agreement at any time in any manner that is not inconsistent with the provisions of the Plan.

Amendment and Termination of the Plan

The Board of Directors, in its discretion, may terminate the Plan at any time with respect to any shares of common stock for which awards have not been granted. The Board of Directors will have the right to alter or amend the Plan or any part thereof at any time, except that it may not change any outstanding award that would impair the rights of the grantee without the consent of the participant, and it may not, without approval of the Company’s shareholders, amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan, change the class of individuals eligible to receive awards under the Plan, or amend or delete the provision of the Plan pertaining to the last sentence of the fourth paragraph under “Administration of the Plan,” above regarding amendment of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Except for awards then outstanding, the Plan will terminate and no further awards will be granted after the expiration of 10 years following the date of its adoption by the Board of Directors, if not earlier terminated.

Capital Changes

In the event of a stock dividend, stock split, reorganization, merger, recapitalization, or other change impacting the Company’s common stock, such proportionate adjustments, if any, as the Compensation Committee deems appropriate will be made with respect to the aggregate number of shares of common stock that may be issued under the Plan, the number of shares issuable pursuant to each outstanding award made under the Plan, and the maximum number of shares that may be subject to awards granted to any one individual under the Plan.

Tax Impacts of Participation in the Plan

Under the Internal Revenue Code as presently in effect, a participant generally will not recognize any income for federal income tax purposes at the time an award is made, nor will the Company be entitled to a tax deduction at that time, unless the participant elects to recognize income at the time the award is made. If the participant does not make such election, the value of the common stock will be taxable to the participant as ordinary income in the year in which the forfeiture restrictions lapse with respect to such restricted stock shares of stock. The Company has the right to deduct, in connection with all awards, any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. The Company will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant at the time of such recognition.

The Company may not deduct compensation of more than $1 million that is paid in a taxable year to certain “covered employees,” as defined in Section 162(m) of the Internal Revenue Code. The deduction limit, however, does not apply to certain types of compensation including qualified performance-based compensation. Compensation attributable to awards currently contemplated by the Compensation Committee under the Plan will generally not be qualified performance-based compensation and, therefore, will be subject to the deduction limit.

Under Section 280G of the Internal Revenue Code, the Company may not deduct certain compensation payable in connection with a change of control. The Company, at its discretion, may determine not to accelerate the vesting of awards in conjunction with a change of control of the Company to avoid these accelerated payments becoming nondeductible under Section 280G.

Plan Benefits

Because no awards have been granted under the Plan as of the date of this Proxy Statement and all awards will be granted at the discretion of the Compensation Committee, it is not possible for the Company to determine and disclose the amounts of awards that may be granted to the Named Executive Officers, as subsequently defined, and the executive officers as a whole, if the Plan is approved.

Reasons for Authorization and Vote Required

The Palmetto Bancshares, Inc. 2008 Restricted Stock Plan is being submitted to the shareholders for approval, and the Company’s Board of Directors recommends a vote “FOR” approval of the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan. Assuming the presence of a quorum, the approval of this proposal requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect upon the vote on this matter.

EXECUTIVE OFFICERS

The Board of Directors appoints Palmetto Bancshares, Inc.’s executive officers. All executive officers serve until their successors are duly appointed or until their earlier death, resignation, or retirement. The following persons served as executive officers of Palmetto Bancshares, Inc. or its subsidiary during the year ended December 31, 2007.

Name	Age (1)	Palmetto Bancshares, Inc. and Subsidiary Offices Held

L. Leon Patterson	*	*

Paul W. Stringer	*	*

George A. Douglas, Jr.	56	Mr. Douglas has served as President and Chief Retail Officer of The Palmetto Bank since January 2004. Mr. Douglas served as Executive Vice President of The Palmetto Bank from September 1999 to December 2003 and as Senior Vice President of The Palmetto Bank from July 1993 to August 1999.

Ralph M. Burns, III	57

Mr. Burns has served as Treasurer of Palmetto Bancshares, Inc. since April 1998 and served as a Vice President of Palmetto Bancshares, Inc. from April 1990 to April 1998.

Mr. Burns has served as Executive Vice President of The Palmetto Bank since September 1999. From January 1982 until September 1999, he served as Senior Vice President and Cashier of The Palmetto Bank. From January 1978 to December 1981, he served as Assistant Vice President and Cashier of The Palmetto Bank, and from January 1976 to December 1977, Mr. Burns served as Assistant Cashier of The Palmetto Bank.

W. Michael Ellison	55	Mr. Ellison has served as Executive Vice President and Chief Credit Officer of The Palmetto Bank since January 2001. He served as Senior Vice President from March 2000 to December 2000. Prior to March 2000, Mr. Ellison served as Senior Vice President at Community First Bank in Walhalla, South Carolina.

Teresa W. Knight	52	Ms. Knight has served as Executive Vice President of The Palmetto Bank since September 1999. She served as Senior Vice President of The Palmetto Bank from January 1993 to August 1999. From July 1987 to December 1993, she served as Vice President of The Palmetto Bank.

Hubert E. Tuttle, III	39	Mr. Tuttle has served as Executive Vice President of The Palmetto Bank since January 2006. From January 2001 until that time, Mr. Tuttle served as Senior Vice President of The Palmetto Bank. From August 1997 until December 2000, Mr. Tuttle served as Vice President of The Palmetto Bank.

Matthew I. Walter	42	Mr. Walter has served as Executive Vice Present of The Palmetto Bank since January 2006. From January 2000 until December 2005, Mr. Walter served as Senior Vice President of The Palmetto Bank. From January 1997 until December 1999, Mr. Walter served as Vice President of The Palmetto Bank, and from January 1994 until December 1996, Mr. Walter served as an officer of The Palmetto Bank. Between August 1990 and December 1993, Mr. Walter held three positions concurrently including Management Trainee, Commercial Loan Officer, and Assistant Investment Officer.

(1)	At December 31, 2007

*	Information included in Proposal 1—Election of Directors—Information on Nominees and Directors, as these individuals are also directors or director nominees of Palmetto Bancshares, Inc.

Effective January 31, 2008, Mr. Ralph M. Burns, III, retired from his positions at Palmetto Bancshares, Inc. and The Palmetto Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups beneficially owning in excess of five percent of the Company’s common stock are required to file reports with the Securities and Exchange Commission disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended. The following table sets forth, as of January 1, 2008, certain information as to those persons who were beneficial owners of more than five percent of the outstanding shares of the Company’s common stock. As of January 1, 2008, management knows of no persons, other than L. Leon Patterson, that beneficially owned more than five percent of the outstanding shares of the Company’s common stock. The Company inquires of directors and Named Executive Officers, as subsequently defined, regarding their knowledge of beneficial owners that may own more than five percent of the Company’s common stock. In addition, the Company’s Corporate Secretary reviews share ownership records to determine any additional owners that may own greater than five percent of the Company’s common stock. The information summarized in the following table is exclusively based on these inquiries and the reports described above.

The following table also sets forth, as of January 1, 2008, information as to the shares of the Company’s common stock beneficially owned by (a) all directors and nominees for director, (b) the registrant’s principal executive officer, all individuals serving as the registrant’s principal financial officer and the registrant’s other three most highly compensated executive officers other than the principal executive officer who received total compensation in excess of $100,000 during the fiscal year ended December 31, 2007 (“Named Executive Officers”) and (c) all executive officers and directors of the Company as a group.

Beneficial Owner	Common Stock Beneficially Owned (#)		Common Stock Subject to a Right to Acquire (1) (#)	Percent of Common Stock (2) (%)
Directors

Employee Directors
L. Leon Patterson 301 Hillcrest Drive Laurens, South Carolina 29360	567,621	(4)	—	8.6

Paul W. Stringer	85,858	(5)	—	1.3

Nonemployee Directors
W. Fred Davis, Jr.	38,711	(6)	—	(3)
David P. George, Jr.	13,511		—	(3)
Michael D. Glenn	10,730	(7)	5,000	(3)
John T. Gramling, II	15,000	(8)	4,000	(3)
John D. Hopkins, Jr.	40,500	(9)	3,000	(3)
Sam B. Phillips, Jr.	27,488		5,000	(3)
Albert V. Smith	836		2,000	(3)
Ann B. Smith	6,200	(10)	—	(3)
Edward K. Snead, III	20,270	(11)	—	(3)
Jane S. Sosebee	100		2,000	(3)
L. Stewart Spinks	1,100		1,000	(3)
J. David Wasson, Jr.	12,800	(12)	—	(3)

Named Executive Officers
George A. Douglas, Jr.	18,000	(13)	19,200	(3)
Teresa W. Knight	31,495	(14)	22,735	(3)
Ralph M. Burns, III	55,782	(15)	—	(3)

Directors and Named Executive Officers as a group (17 people)	946,002		63,935	15.4

(1)	Includes equity incentive compensation in the form of stock options grants awarded under the Company’s 1997 Stock Compensation Plan that are exercisable within 60 days of the close of business on the Voting Record Date. These shares are separately reported in this column and are not included in the Common Stock Beneficially Owned column.

(2)	The percentages of beneficial ownership have been calculated based on 6,421,765 outstanding shares of the Company’s common stock (outstanding as of December 31, 2007). In addition, under Rule 13d-3 of the Exchange Act of 1934, the percentages have been computed on the assumption that shares of the Company’s common stock that can be acquired within 60 days of the close of business on the Voting Record Date upon the exercise of options by that person or group are outstanding.

(3)	Beneficial ownership does not exceed one percent of the class so owned as computed per note (2) above.

(4)	The number of shares of common stock beneficially owned by Mr. Patterson includes 31,490 shares held in his 401(k) account, 54,014 shares owned by Mr. Patterson’s wife, and 20,387 shares owned jointly by Mrs. Patterson and her mother. Mr. Patterson is also a Named Executive Officer of the Company.

(5)	The number of shares of common stock beneficially owned by Mr. Stringer includes 25,858 shares held in his 401(k) account. Mr. Stringer is also a Named Executive Officer of the Company.

(6)	The number of shares of common stock beneficially owned by Mr. Davis includes 15,800 shares directly owned with his wife, 15,209 shares directly owned but managed by Delaware Charter and Trust, 2,934 shares owned by his wife but managed by Delaware Charter and Trust, and 60 shares owned by his wife.

(7)	The number of shares of common stock beneficially owned by Mr. Glenn includes 8,500 shares directly owned but managed by Delaware Charter and Trust. In addition, Mr. Glenn exercised his common stock subject to a right to acquire in January 2008.

(8)	The number of shares of common stock beneficially owned by Mr. Gramling includes 9,000 shares directly owned but managed by Delaware Charter and Trust. In addition, Mr. Gramling exercised his common stock subject to a right to acquire in January 2008.

(9)	The number of shares of common stock beneficially owned by Mr. Hopkins includes 37,974 shares directly owned but managed by Delaware Charter and Trust and 250 shares held in trust for each his son and daughter as to which Mr. Hopkins acts as custodian. Additionally, 8,000 shares of Mr. Hopkin’s stock are pledged to the Bank as loan collateral.

(10)	The number of shares of common stock beneficially owned by Ms. Smith includes 500 shares indirectly owned within trust accounts for her two sons, as to which she acts as custodian.

(11)	The number of shares of common stock beneficially owned by Mr. Snead includes 3,534 total shares indirectly owned within separate trust accounts for his two sons and one daughter, as to which he acts as custodian. Also included are 1,410 shares owned by Mr. Snead’s wife and 1,575 shares in a trust for which he serves as trustee.

(12)	The number of shares of common stock beneficially owned by Mr. Wasson includes 5,400 shares directly owned with his wife.

(13)	The number of shares of common stock beneficially owned by Mr. Douglas includes 264 shares directly owned jointly with his wife, and 1,736 shares held in an IRA account.

(14)	The number of shares of common stock beneficially owned by Ms. Knight includes 8,910 shares held in her 401(k) account, and 2,120 shares directly owned jointly with her husband.

(15)	The number of shares of common stock beneficially owned by Mr. Burns includes 16,342 shares held in his 401(k) account.

INFORMATION ABOUT THE COMPANY’S BOARD OF DIRECTORS AND ITS BOARD COMMITTEES

Role and Functioning of the Board of Directors

The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except for those matters reserved to the shareholders. The Board of Directors selects the management team, which is charged with the conduct of the Company’s business. Having selected the management team, the Board of Directors acts as an advisor and counselor to management and monitors its performance.

Each year, members of management set aside specific periods to develop, discuss, and refine the Company’s long-range operating plan and overall corporate strategy. Specific operating priorities are developed to effectuate such long-range plans. Some of the priorities are short-term in focus while others are based on longer-term planning horizons. This group reviews the conclusions reached at its meetings with the Board of Directors who ultimately approves the overall corporate strategy and long-range operating plan. At subsequent Board of Directors meetings, the Board of Directors reviews the Company’s progress against its strategic plans and exercises oversight and decision-making authority regarding areas of strategic importance.

Determinations With Respect to the Independence of Directors

The Board of Directors makes an annual determination regarding the independence of each of Palmetto Bancshares, Inc.’s directors under the definition found in Section 303A.02 of the New York Stock Exchange Company Manual. The Board of Directors last made these determinations for each of its members in March 2008.

The Board of Directors has determined that twelve of its fourteen directors are independent as contemplated under the rules of the New York Stock Exchange Company Manual. The two individuals who are not independent, Messrs. Patterson and Stringer, are both executive officers of Palmetto Bancshares, Inc.

Meetings of the Board of Directors

The Board of Directors conducts its business through Board of Directors meetings and through meetings of its committees. During the year ended December 31, 2007, the Board of Directors held 11 meetings.

At the invitation of the Board of Directors, members of management attend meetings or portions thereof for the purpose of participating in discussions.

Board Committee Membership and Meetings

The Company’s Board of Directors has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The following table shows the current members of these committees.

Director	Audit	Compensation	Corporate Governance and Nominating

W. Fred Davis, Jr.	X
Michael D. Glenn			X
John D. Hopkins, Jr.		X	X
Sam B. Phillips, Jr.		X	X
Ann B. Smith	X		X
L. Stewart Spinks	X
J. David Wasson, Jr.	X	X

Meetings during 2007	4	4	2

The Company’s Board of Directors also has nonstanding Credit and Trust Committees. The following table shows the current members of these committees. These committees meet on a monthly basis.

Director	Credit	Trust

W. Fred Davis, Jr.	X
David P. George, Jr.		X
Michael D. Glenn	X
John T. Gramling, II	X
Albert V. Smith		X
Edward K. Snead, III		X
Jane S. Sosebee		X

Director Attendance at Board Meetings, Standing Committee Meetings, and the Annual Meeting of Shareholders

Only one of the Company’s directors, L. Stewart Spinks, attended less than 75 percent of the total meetings of the Board of Directors and the total meetings held by all committees of the Board of Directors on which he served during the year ended December 31, 2007.

The Company has not established a formal policy regarding director attendance at its Annual Meeting of Shareholders, but it encourages all directors to attend these meetings. The Chairman of the Board of Directors presides at the Annual Meeting of Shareholders. All members of the Board of Directors attended the 2007 Annual Meeting of Shareholders.

Board Compensation

The following table summarizes the compensation of the Company’s nonemployee directors during the year ended December 31, 2007. Compensation of the employee directors during the year ended December 31, 2007 is included in the Summary Compensation Table within Executive Compensation included herein.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)	Aggregate Number of Option Awards Outstanding at Year-End (#)

W. Fred Davis, Jr.	25,500	—	25,500	—
David P. George, Jr.	25,500	—	25,500	—
Michael D. Glenn	25,500	—	25,500	5,000
John T. Gramling, II	25,500	—	25,500	4,000
John D. Hopkins, Jr.	25,500	5,190	30,690	5,000
Sam B. Phillips, Jr.	25,500	—	25,500	5,000
Albert V. Smith	25,500	4,290	29,790	5,000
Ann B. Smith	25,500	—	25,500	—
Edward K. Snead, III	25,500	—	25,500	—
Jane S. Sosebee	25,500	4,290	29,790	5,000
L. Stewart Spinks	22,500	4,790	27,290	4,000
J. David Wasson, Jr.	25,500	—	25,500	—

(1)

Represents expense recognized in accordance with SFAS 123(R) for stock option grants. Stock option grants to Mr. Smith, Ms. Sosebee, and Mr. Spinks were awarded in 2006. Stock option grants awarded to Mr. Smith and Ms. Sosebee had a grant date fair value of $4.29 per share and those awarded to Mr. Spinks had a grant date fair value of $4.79 per share. Mr. Hopkins’ stock option grants were awarded in 2005 and had a grant date fair value of $5.19 per share. The Company cautions that the amounts reported for these grants may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance, common stock price fluctuations, and the director’s continued service.

During the year ended December 31, 2007, both management and nonmanagement members of the Company’s Board of Directors received monthly meeting fees of $1,500 and an annual retainer of $7,500 for additional services provided to the Company as directors including, but not limited to, committee membership and related responsibilities. Directors of Palmetto Bancshares, Inc. also serve on the Board of Directors of The Palmetto Bank. Directors receive no additional compensation related to their service on The Palmetto Bank’s Board of Directors. All directors receive the same forms of compensation with regard to service to the Company on its Board of Directors. If a director misses more than one Board meeting in a calendar year and the Company does not excuse such absences, the director forfeits his or her monthly fee. During 2007, L. Stewart Spinks had two unexcused absences that resulted in forfeiture of monthly compensation

Directors of the Company participate in the 1997 Stock Compensation Plan. The terms and conditions of stock option grants to directors under the 1997 Stock Compensation Plan are the same as for stock option grants to employees of the Company under the 1997 Stock Compensation Plan. See Compensation Discussion and Analysis within Compensation Committee Matters for a discussion regarding the Company’s equity incentive compensation plan.

Audit Committee Matters

Role and Functioning of the Audit Committee

The Audit Committee of the Board of Directors, chaired by Ann B. Smith, (i) monitors the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, regulatory, and legal compliance; (ii) appoints, sets the compensation for, and oversees the work of the Company’s independent registered public accounting firm; (iii) provides an avenue of communication among the independent registered public accounting firm, management, employees, the internal auditing department, and the Board of Directors; and (iv) reviews the independent audit plan and results of the audit engagement.

Audit Committee Independence

The Board of Directors has determined that all members of the Company’s Audit Committee are independent, as defined in Section 303A.02 of the New York Stock Exchange Company Manual.

Audit Committee Charter

The Audit Committee of the Company’s Board of Directors operates under a written charter adopted by the Board of Directors on January 16, 2001, as amended, a copy of which is not available on the Company’s website but was attached as Appendix A to the Proxy Statement for the Annual Meeting of Shareholders held April 17, 2007.

Audit Committee Financial Expert

Although the Board of Directors has determined that the Audit Committee of Palmetto Bancshares, Inc. does not have an “Audit Committee financial expert,” as that term is defined by applicable Securities and Exchange Commission rules, the Board of Directors believes that the current members of the Audit Committee are fully capable of satisfying their Audit Committee responsibilities based on their experience and background. Audit Committee members each individually have many of the attributes used by the Securities and Exchange Commission to define an “Audit Committee financial expert” through past or current service as noted in each member’s business experience included herein. Specifically the Company’s Audit Committee members are able to read and understand fundamental financial statements, have a clear understanding of generally accepted accounting principles, have an understanding of internal controls and procedures for financial reporting, and understand their responsibilities as Audit Committee members. In addition, for these and other responsibilities, the Audit Committee is authorized to retain outside counsel, experts, and other advisors as it deems necessary to provide financial accounting expertise in any instance where members of the Audit Committee believe such assistance would be useful.

Audit Committee Preapproval Policy

On December 18, 2007, the Audit Committee approved a Preapproval of Independent Registered Public Accounting Firm Services Policy. The policy addresses the protocol for preapproval of both audit and nonaudit services provided to the Company and its subsidiary by its independent registered public accounting firm. Generally, the policy requires that, in accordance with Section 202 of the Sarbanes Oxley Act of 2002, all auditing services and nonaudit services, including nonprohibited tax services provided to the Company by its independent registered public accounting firm, be preapproved by the Audit Committee in accordance with the following guidelines:

•	Preapproval by the Audit Committee must be in advance of the work to be completed;

•	The Audit Committee or designated Audit Committee member must perform preapproval, and it cannot delegate the preapproval responsibility to a member of management;

•

The Audit Committee cannot preapprove services based upon broad, nondetailed descriptions (e.g., tax compliance services) and must be provided with a detailed explanation of each particular service to be provided so the Committee knows precisely what services it is being asked to preapprove and can make a well reasoned assessment of the impact of the service on the auditor’s independence; and

•

Monetary limits alone may not be established as the only basis for the preapproval of deminimus amounts. There has to be a clear, specific explanation provided as to what are the particular services to be provided, subject to the monetary limit, to ensure that the Audit Committee is fully informed about each service.

The policy provides that the Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant required preapprovals. The decision of any member to whom authority is delegated to preapprove an activity shall be presented to the full Audit Committee at its next scheduled meeting. The Committee appoints a member annually to have the authority to grant required preapprovals. The policy also provides for deminimus exceptions to the preapproval requirements. With regard to the approval of nonauditing services, the Audit Committee considers, when applicable, various factors including, but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. The Audit Committee, either in its entirety or through its designee, preapproved all of the engagements for the audit of the Company, audit related engagements, and tax engagements of Elliott Davis, LLC related to the years ended December 31, 2007 and December 31, 2006. Additionally, during the year, there were no fees billed for professional services described in Paragraph (c)(4) of Rule 2-01 of Regulation S-X rendered by Elliott Davis, LLC.

Auditing and Related Fees

The following table summarizes fees paid to Elliott Davis, LLC for professional services rendered associated with the audit of the Company’s financial statements for the years ended December 31, 2007 and 2006. Out-of-pocket expenses reimbursed to Elliott Davis, LLC by the Company are excluded from the table.

	2007	2006
Audit Fees (1)	$198,500	175,950
Audit-Related Fees (2)	27,800	24,760

Audit Fees and Audit Related Fees	226,300	200,710

Tax Fees (3)	15,295	23,387
All Other Fees	—	—

Total Fees	$241,595	224,097

(1)	Audit fees include fees for the audit of annual financial statements, the review of quarterly financial statements, and required procedures performed with regard to the Company’s internal controls over financial reporting.

(2)	Audit related fees consisted of fees for audits of the Company’s employee benefit plans as well as payments made with regard to miscellaneous audit related assistance. Due to the fact that the fees for the 2007 audits of the Company’s employee benefits plans have not yet been determined, such fees are assumed to approximate those paid for 2006.

(3)	Tax fees consisted of fees for tax consultation and compliance services in conjunction with the preparation of the Company’s tax returns.

Audit Committee Report

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon and annually auditing management’s assessment of the effectiveness of internal control over financial reporting. One of the Audit Committee’s responsibilities is to monitor and oversee these processes. Other duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Company’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the performance of the Company’s internal auditors and the independence and performance of its external independent registered public accounting firm; (iv) significant reports regarding the Company prepared by the internal auditors; and (v) employee and shareholder complaints regarding accounting, audit, or internal control issues. A full description of the Audit Committee’s responsibilities is included in the Audit Committee’s Charter. The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and has the authority to retain, at the Company’s expense, such outside counsel, experts, and other advisors as it deems appropriate to assist it in the conduct of any such investigation.

In fulfilling its responsibilities, the Audit Committee reviewed and held discussions with management and the independent registered public accounting firm regarding the audited financial statements for the year ended December 31, 2007. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications.”

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth in Auditing and Related Fees above is compatible with maintaining the independence of the independent registered public accounting firm and determined that no independence issues arose as a result of such services. Services to be provided by Elliott Davis, LLC to the Company are preapproved by the Audit Committee or its designee as set forth in Audit Committee Preapproval Policy above to ensure that such services do not impair the independent registered public accounting firm’s independence with the Company.

The Audit Committee selects, subject to Board of Directors’ approval, the Company’s independent registered public accounting firm. After reviewing the independence and performance of Elliott Davis, LLC during the 2007 year end audit and discussing significant audit-related issues with representatives of Elliott Davis, LLC, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the reappointment of Elliott Davis, LLC as Palmetto Bancshares, Inc.’s independent registered public accounting firm for 2008.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm, its review of the audited financial statements for the year ended December 31, 2007, the representations of management, and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

The following independent directors, who comprise the Audit Committee, provide this report.

W. Fred Davis, Jr.

Ann B. Smith, Chair

L. Stewart Spinks

J. David Wasson, Jr.

Compensation Committee Matters

Role and Functioning of the Compensation Committee

The Compensation Committee, chaired by J. David Wasson, Jr., is primarily responsible for establishing and monitoring compensation and benefit plan policies of the Company and making recommendations to the full Board regarding compensation and benefits for the Company’s employees. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and has the authority to retain, at the Company’s expense, such outside counsel, experts, and other advisors as it deems appropriate to assist it in the conduct of any such investigation.

Compensation Committee Independence

The Board of Directors has determined that all members of the Company’s Compensation Committee are independent, as defined in Section 303A.02 of the New York Stock Exchange Company Manual.

Compensation Committee Charter

Although the Compensation Committee does not have a formal charter, it operates under a set of “guidelines” outlining committee duties and responsibilities. The committee is currently drafting a formal charter document.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company or its subsidiary during the year ended December 31, 2007, was formerly an officer or employee of the Company or its subsidiary, or had any relationship otherwise requiring disclosure.

Code of Ethics

During 2007, the Board of Directors approved, and the Company adopted, a Code of Ethics for Executive Management and Senior Financial Officers. The Code of Ethics for Executive Management and Senior Financial Officers applies to the executive management, senior financial officers, and directors of the Company, including the Bank. The Code of Ethics for Executive Management and Senior Financial Officers was adopted to address issues specific to such individuals and to supplement the Company’s existing Code of Ethics, which applies more broadly to all of the officers and employees of the Company. The Code of Ethics for Executive Management and Senior Financial Officers is intended to focus executive management, senior financial officers, and directors on areas of ethical risk, provide guidance to help these officers recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and promote fair and accurate disclosure of financial reporting.

The Company’s codes of ethics, including its Code of Ethics for Executive Management and Senior Financial Officers, are not available on the Company’s website but will be furnished, without charge, upon written request to Teresa W. Knight, The Palmetto Bank, Post Office Box 49, Laurens, South Carolina 29360. The Company will disclose any amendments to or waivers from its codes of ethics that apply to its principal executive officer, principal financial officer, principal accounting officer, or controller or persons performing similar functions by filing a Current Report on Form 8-K with the Securities and Exchange Commission.

Compensation Discussion and Analysis

General Compensation Philosophy. The goal of the Company’s compensation program is the same as the goal for operating the Company—to create long-term value for its shareholders. To this end, the Company has designed compensation programs for all Company employees, including its Named Executive Officers, to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of the Company’s shareholders, and to encourage employees to remain with the Company for long and productive careers. Most compensation elements simultaneously fulfill one or more of these objectives. In addition, the Company’s nonequity incentive plan and equity incentive compensation plan, which are significant elements of its officer’s compensation program, directly link compensation to performance to ensure that its compensation program is aligned with the Company’s strategic goals.

Compensation Components and Objectives. Key elements of the compensation of Named Executive Officers may include:

•	Base salary;

•	Annual cash compensation under the Company’s nonequity incentive compensation plan;

•	Equity compensation under the Company’s equity incentive compensation plan; and

•	Benefits and perquisites.

The Company generally does not adhere to rigid formulas in determining the amount and mix of compensation elements. The Company relies on the achievement of financial goals only with regard to payments under its nonequity incentive plan. Decisions regarding the amount of compensation payable in one form do not necessarily impact the decisions made regarding the amount of compensation payable in another form. Additionally, the Compensation Committee does not have a policy for allocating between long-term and currently paid compensation nor between cash and noncash compensation. Historically, the Company has not considered the weighting of compensation between long-term and currently paid or between cash and noncash. Instead, as explained within this report, it has set base salary at competitive levels and incentivized officers through its equity and nonequity incentive compensation plans. Both plans are administered consistently for employees within management levels.

In addition to the compensation components noted above, until January 2008, the Company offered a defined benefit pension plan. The Company’s defined benefit pension plan is administered in the same manner for all employees. During the fourth quarter of 2007, the Company notified employees that, effective 2008, it would freeze accrued pension benefits for employees with regard to the Company’s defined benefit pension plan. Although no accrued benefits will be lost, employees will no longer accrue benefits after 2007. The decision was made to freeze the defined benefit pension plan because of the uncertainty of future costs of defined benefits resulting from such plans being captive to the volatility of capital markets and the increased burden of government regulation. The impact of the freeze of the defined benefit pension plan on the mix of compensation is expected to be addressed by the Compensation Committee during 2008. No changes were made to the amounts or mix of other elements of compensation during 2007 as a result of this freeze.

Base Salary. Base salary is designed to provide competitive levels of compensation to the Company’s employees based on their experience, duties, and scope of responsibility. The Company pays base salaries because it is necessary to recruit and retain employees. Base salary levels are also important because they are used to determine the target amount of nonequity incentive awards, and they are used for computing 401(k) plan contributions and, prior to December 31, 2007, salary levels with regard to the Company’s defined benefit pension plan.

Nonequity Incentive Compensation Plan. In addition to base salary, the Company provides nonequity incentive compensation to its officers to assist the Company in meeting annual performance targets set by the Board. Performance targets are determined by the Company’s Compensation Committee at the beginning of each year, and awards are calculated at the end of the year based on the results of the Company’s performance during the year.

The nonequity incentive compensation plan provides that key officers, designated each year by the Compensation Committee, including the Named Executive Officers, will receive up to 50% of their base salary in nonequity incentive compensation if 100% of the targets, as approved by the Board, are met and exceeded by specified amounts. Targets are determined based on the Company’s annual Profit Plan projections which the Company believes establish superior standards of performance. The incentives become payable within a range surrounding the targets under the belief that falling just short of a “stretch goal” also adds long-term value for the Company’s shareholders and exceeding a “stretch goal” adds additional long-term value for the Company’s shareholders. The plan utilizes a point system for determining nonequity incentive compensation based on the extent to which the targets are met. No nonequity incentive compensation was paid to the Company’s Named Executive Officers with regard to 2007 outside the parameters of the nonequity incentive compensation plan.

Standards of measurement are recommended annually by the Compensation Committee and are approved by the Board of Directors. Although the standards of measurement and weights of such standards vary by participant, the standards for all Named Executive Officers were the same with regard to 2007 performance. Standards of measurement for the 2007 plan for Named Executive Officers and their relative weighting are summarized in the following table.

Standards of Measurement	Percentage of Standards of Measurement	Maximum Earnings Potential as a Percentage of Base Salary	Target Resulting in Zero Earnings Potential	Target Resulting in Maximum Earnings Potential	2007 Earnings as a Percentage of Base Salary
Return on average assets	25.0%	12.5%	1.27% & Under	1.38% & Over	7.5%
Return on average shareholders’ equity	25.0	12.5	13.50% & Under	15.50% & Over	10.0
Net interest margin	10.0	5.0	4.61% & Under	4.73% & Over	—
Operating efficiency ratio	10.0	5.0	63% & Over	62% & Under	4.0
Net loans charged-off ratio	10.0	5.0	0.23% & Over	0.15% & Under	2.0
Deposit growth	10.0	5.0	3% & Under	7% & Over	3.0
Loan growth	10.0	5.0	6% & Under	10% & Over	5.0

	100.0%	50.0%			31.5%

With the exception of the operating efficiency ratio, which replaced the overhead ratio, the standards of measurement for the Named Executive Officers have remained unchanged since the inception of the nonequity incentive compensation plan. However, the range of potential earnings with regard to each standard of measurement vary annually based on the Company’s annual Profit Plan projections. Named Executive Officers earned 31.5%, 46%, and 43% of their respective base salaries under the plan during 2007, 2006, and 2005, respectively. All payments under the nonequity incentive compensation plan are actually paid in the first quarter of the following year.

Equity Incentive Compensation Plan. The Company provides equity incentive compensation because it believes that such compensation recognizes scope of responsibilities, rewards demonstrated performance and leadership, motivates future superior performance, aligns the interests of the recipients with the interests of shareholders by increasing the recipient’s equity stake in the Company, and motivates recipients to remain with the Company through the term of the awards.

The Company weighs the cost of stock option grants with their potential benefits as a compensation tool. The Company believes that equity incentive compensation effectively balances its objectives of incentivizing recipients on creating future long-term value to shareholders with the Company’s objective of rewarding prior performance. The Company has historically awarded equity incentive compensation in the form of stock option grants which only have value to the extent the price of the Company’s common stock on the date of exercise exceeds the price on the grant date. Therefore, stock option grants result in compensation only if the common stock price increases over the term of the award.

Historically, the Company has not granted equity incentive compensation on an annual basis. Instead, stock option grants typically are made when employees are appointed to key management positions. None of the Named Executive Officers were granted equity incentive compensation during 2007 because such individuals had been appointed to key management positions, and therefore granted equity incentive compensation, prior to 2007. Equity incentive compensation in the form of stock option grants under the 1997 Stock Compensation Plan may be allotted to participants in such amounts as the Board of Directors or Compensation Committee, in its sole discretion, may from time to time determine. At December 31, 2007, there were no stock options available for grant under the 1997 Stock Compensation Plan.

The exercise price of each stock option grant is the fair market value of Palmetto Bancshares, Inc. stock on the date of grant, which is the date of the Compensation Committee and Board of Directors meeting at which equity incentive compensation award grants are approved. Under the 1997 Stock Compensation Plan, stock option grants are exercisable in five equal annual installments beginning the year of the grant date and have a maximum ten-year term. Additionally, stock option grants terminate prior to the expiration of their term on the date the optionee ceases to be a director or employee of the Company unless the optionee dies, becomes permanently or totally disabled, or resigns or retires with the consent of the Company, in which case the participant may exercise the previously unexercised portion of the stock option at any time within three months after the participant’s resignation or retirement to the extent the participant could have exercised the stock option awards immediately prior to such resignation or retirement.

Option recipients, including the Company’s Named Executive Officers, are required to hold for at least six months any net shares of Company common stock received through the exercise of stock options. The Company prohibits the purchase or sale of stock options or derivative securities that are directly linked to Palmetto Bancshares, Inc. stock.

As noted above, at December 31, 2007, there were no stock options available for grant under the 1997 Stock Compensation Plan. Due to recent accounting changes with regard to equity compensation plans, the Company’s management and the Board’s Compensation Committee considered both stock options and restricted stock for inclusion in its future equity incentive compensation program. A stock option is a contractual right to buy stock at some future date at a price established at the time the option is granted. Stock option agreements typically condition the employee’s right to purchase stock on continuous employment until the lapse of one or more vesting periods. Stock option agreements also may include additional restrictions on the stock purchased by means of the option. In contrast, restricted stock is normally an outright grant of shares to an employee, pursuant to an agreement that limits the employee’s right to sell, transfer, or pledge that stock until a vesting period has lapsed. The agreement typically permits the Company to repurchase the stock at a nominal price if the employee ceases to be employed by the Company before the vesting period has ended. Outlined below are further comparisons of restricted stock versus stock option equity incentive compensation plans.

Restricted Stock	Stock Options

• Less dilutive to shareholders	• More dilutive to shareholders

• Immediately dilutive	• Not immediately dilutive

• Always has value	• May or may not have value

• Taxable upon vesting	• Taxable upon exercising

• Receive dividends	• Do not receive dividends until exercised

As noted in Proposal 2, the Company’s Board of Directors adopted, subject to shareholder approval, the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan, which provides for the grant of stock awards to the Company’s employees, officers, and directors.

Benefits and Perquisites. The Company offers senior management, including, but not limited to, its Named Executive Officers, various benefits on the same terms as other employees. During 2007, these benefits included medical and dental benefits, life insurance, long-term disability coverage, a 401(k) plan, and a defined benefit pension plan. Employees also receive personal time off and discounted loan rates under programs generally available to all full-time employees. Such benefits are offered to provide for the health, welfare, and future financial security of the Company’s employees as well as for the alignment of employee and shareholder interests.

Employees are given the opportunity to participate in the Company’s 401(k) plan designed to supplement the employee’s retirement income. Under the plan, the Company makes contributions to a fund that will pay the employee benefits during retirement. Employees are eligible to participate in the 401(k) plan after completing one year of service and reaching age 21. Employees may withhold from one to fifteen percent of compensation, with certain limitations, for deposit into the fund. Employees may terminate deferrals at any time. The Company makes matching contributions equal to a percentage of the employee’s contribution set by the Company prior to the end of each plan year. The Company’s 401(k) plan operates in the same manner for all participants.

The Company’s defined benefit pension plan operates in the same manner for all participants. Under the Company’s defined benefit pension plan, a participant’s normal retirement benefit is calculated using 1.15% of the individual’s final average monthly compensation multiplied by his or her years of credited service (not to exceed 35 years) plus 0.65% of his or her final average monthly compensation in excess of his of her current covered compensation multiplied by his or her years of credited service (not to exceed 35 years). Covered compensation is computed based on the participant’s Form W-2 wages.

For purposes of the formula, final average monthly compensation refers to the participant’s monthly compensation average over his or her highest paid five consecutive calendar years of service. For funding purposes, normal retirement benefit is treated as being payable in the form of a life annuity with 60 guaranteed monthly payments. A participant in the defined benefit pension plan may work past the age of 65. However, after this date and prior to the age of 70  1/2, the participant may not begin receiving monthly retirement benefits until employment is terminated. A participant may retire before reaching the age of 65 if the participant has reached age 55 and has 15 years of service. If a participant elects to retire early, the monthly benefit under the defined benefit pension plan will be based on the amount the participant earned at the early retirement date.

As noted above, during the fourth quarter of 2007, the Company notified employees that, effective 2008, it would freeze accrued pension benefits for employees with regard to the Company’s defined benefit pension plan. Although no accrued benefits will be lost, employees will no longer accrue benefits after 2007. The decision was made to freeze the defined benefit pension plan because of the uncertainty of future costs of defined benefits resulting from such plans being captive to the volatility of capital markets and the increased burden of government regulation.

Directors, officers, and employees who qualify under federal regulations and normal underwriting standards are eligible to receive various types of loans at discounted rates from the Company. Terms, conditions, and discounts vary based on loan type. Timely payment is expected on all such loans, and delinquent accounts may result in disciplinary action up to, and including, termination.

In addition to the foregoing benefits and perquisites offered to Company and Bank employees and officers, the Company offers various benefits and perquisites to its senior management, including its Named Executive Officers, a brief summary of which follows.

•

Club Memberships. Club memberships are provided to the Company’s senior executives, including its Named Executive Officers, to be used at their discretion for both personal and business purposes. This provides the recipient with the ongoing opportunity to network with other community leaders and develop business relationships benefiting the Company. Payments by the Company for club memberships for its Named Executive Officers totaled approximately $25 thousand during 2007. However, only those payments, that combined with other perquisites and personal benefits in the aggregate totaled $10 thousand or more in 2007, are included in the Summary Compensation Table.

•

Life Insurance. Premiums are paid on life insurance policies for the Company’s Named Executive Officers that are not generally offered to other employees. See Executive Compensation for a discussion regarding such policies.

•	Company Provided Automobile. The Company’s senior management, including its Named Executive Officers, is provided with the use of a company automobile. The use of company automobiles is largely for business purposes. However, personal use of such automobiles is permitted and is considered to be a perquisite. The value of Named Executive Officers’ personal use of company provided automobiles during 2007 totaled approximately $9 thousand. However, only those payments that, combined with other perquisites and personal benefits in the aggregate totaled $10 thousand or more in 2007, are included in the Summary Compensation Table.

•

Physical Examination. Company officers, including the Named Executive Officers, are given the opportunity periodically to undergo a thorough physical examination with the physician of their choice with the cost assumed by the Company, as management believes that the health of the Company is directly correlated with the health of its employees. Payments by the Company for such examinations for its Named Executive Officers totaled approximately $1 thousand during 2007. However, only those payments, that combined with other perquisites and personal benefits in the aggregate totaled $10 thousand or more in 2007, are included in the Summary Compensation Table.

Determination of Named Executive Officer Compensation. Management of the Company evaluates the performance of its employees of the Company and Bank. Additionally, the Bank’s Chairman and Chief Executive Officer annually evaluates the performance of each other Named Executive Officer. Employee evaluations include considerations of management skills, long-term performance, performance during the current fiscal year, and individual accomplishments and performance with respect to corporate and personal goals. Resulting base salary increases for Named Executive Officers, other than the Company’s Chairman and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer, are recommended to the Compensation Committee based on these evaluations. When determining base salary increases for the Company’s officers, including the Named Executive Officers, management targets a specific percentage increase approved annually during the Company’s annual Profit Plan projections. However, the distribution of the dollars totaling this specific percentage increase may be allocated as management deems necessary based on individual performance. For example, a manager with two officer employees may allocate the specific percentage increase evenly among the two employees or may give one employee the entire percentage increase and the other employee no percentage increase. In addition, management may, from time to time, request base salary increases in addition to this “guideline” to reward performance during the current fiscal year, individual accomplishments, performance with respect to corporate and personal goals, or to maintain the employee’s base salary at competitive levels.

Once the above mentioned process has been completed by management, the Compensation Committee reviews the resulting base salary adjustment evaluations and recommendations. In order to facilitate this review, and under the direction of the Compensation Committee, the Company obtains external market data from independent external consultants, Watson Wyatt and The Delves Group, and summarizes competitive pay scales by job description for all officer positions within the Company.

The Watson Wyatt report on financial institutions compensation benchmark positions includes analysis of data presentations related to short-term compensation by geographic region, asset size, and functional category, as appropriate. Salary range structure analysis is reviewed that summarizes, for each level of the position, the average minimum, midpoint, and maximum. Although this report includes information for other elements of compensation, only base salary information is summarized by management and utilized by the Compensation Committee. The 2007 / 2008 Watson Wyatt report included data based on the responses of 603 locations reporting data on 108,275 incumbents to the survey. This data was collected from 172 unique organizations in a total of 113 geographic areas.

The Delves Group Bank Cash Compensation Survey included cash compensation information on 111 exempt and nonexempt positions in the banking industry. The current report included data based on the responses of 119 financial institutions that responded to the survey. The survey results are reported by bank asset category at the national and regional level.

The Company does not use either the Watson Wyatt report nor the Delves Group report to benchmark compensation. Instead, the Compensation Committee reviews base salary information from the reports to provide it with information that allows it to evaluate whether the Company’s base salaries are generally competitive.

In its review of base salary adjustment evaluations and recommendations, the Compensation Committee members may consider, among other things, management skills, long-term performance, shareholder returns, operating results, asset quality, asset-liability management, regulatory compliance, extraordinary accomplishments, economic conditions, external events that impact the operations of the Company, the Company’s ability to pay an appropriate and competitive salary, position of base salary to the competitive market median salary as outlined by the external market data from independent external consultants summarized by management, and any added responsibilities since the employee’s last salary increase. The Compensation Committee can accept management’s recommendations or exercise its discretion in modifying any recommended base salary adjustments. It is management’s long-term goal for its employees, including its Named Executive Officers, to earn base salaries at or above the median range reported by the external market data. The Company, however, does not use median salary information as a benchmark in any given year or with respect to any individual employee but only as a check to ensure that the Company’s base salaries are generally competitive. As noted elsewhere within this discussion and analysis, market adjustments may be justified, from time to time, to meet this goal.

The Compensation Committee reviews the Company’s Chairman and Chief Executive Officer’s and the Company’s President and Chief Operating Officer’s (also the Bank’s Chairman and Chief Executive Officer) performance annually, and it makes recommendations to the full Board for the base salary component of their compensation. To assist the Compensation Committee and the Board in evaluating compensation for the Company’s Chairman and Chief Executive Officer and the Company’s President and Chief Operating Officer (also the Bank’s Chairman and Chief Executive Officer), under the direction of the Compensation Committee, the Company creates a report, based on publicly available information, of base salaries and nonequity incentive compensation plans for top executives of similar companies, including direct competitors headquartered in and around the Company’s market area, that generally recruit individuals to fill such positions who are similar in skills and background to the Company’s two top executives. The Compensation Committee places more emphasis on the targeted compensation of competitors that are similar to the Company in size and profitability.

The Compensation Committee then exercises judgment in making base salary compensation decisions for the Company’s Chairman and Chief Executive Officer and the Company’s President and Chief Operating Officer (also the Bank’s Chairman and Chief Executive Officer) after reviewing the performance of the Company and carefully evaluating performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements, and long-term potential to enhance shareholder value. With regard to 2007 base salaries for the Company’s Chairman and Chief Executive Officer and the Company’s President and Chief Operating Officer (also the Bank’s Chairman and Chief Executive Officer), the Compensation Committee concluded that the information provided through the use of survey data confirmed the targeted specific percentage increase approved annually during the Company’s annual Profit Plan projections.

In addition, as discussed previously, performance targets with regard to the nonequity incentive compensation plan, applicable to the Company’s Named Executive Officers, are determined at the beginning of each year, and awards are calculated at the end of the year based on the results of the Company’s performance. Standards of measurement are approved annually for the Company’s nonequity incentive compensation plan by the Company’s Compensation Committee of its Board of Directors and are subsequently recommended to the Board of Directors for approval.

Employment and Severance Agreements. Named Executive Officers do not have employment, severance, or change-of-control agreements. Named Executive Officers serve at the will of the Board of Directors, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s performance-based compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement. The following independent directors, who comprise the Compensation Committee, provide this report.

John D. Hopkins, Jr.

Sam B. Phillips, Jr.

J. David Wasson, Jr., Chair

Corporate Governance and Nominating Committee Matters

Role and Functioning of the Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, chaired by Michael D. Glenn, is primarily responsible for (i) establishing criteria for Board of Directors and Board of Directors committee membership and recommending to the Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors; (ii) making recommendations to the Board of Directors regarding proposals submitted to the Corporate Governance and Nominating Committee and nominees for director proposed or recommended by shareholders of the Company; (iii) making recommendations to the Board of Directors regarding corporate governance practices; (iv) monitoring compliance with any commitments made to the Company’s regulators or otherwise regarding changes in corporate governance policies; and (v) leading the Board of Directors in its annual review of Board performance. A full description of the Corporate Governance and Nominating Committee’s responsibilities is included in the Corporate Governance and Nominating Committee’s Charter. The Corporate Governance and Nominating Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and has the authority to retain such outside counsel, experts, and other advisors as it deems appropriate to assist it in the conduct of any such investigation.

Corporate Governance and Nominating Committee Independence

The Board of Directors has determined that all members of the Company’s Corporate Governance and Nominating Committee are independent, as defined in Section 303A.02 of the New York Stock Exchange Company Manual.

Corporate Governance and Nominating Committee Charter

The Corporate Governance and Nominating Committee of the Company’s Board of Directors operates under a written charter adopted by the Board of Directors on October 26, 2004, as amended, a copy of which is not available on the Company’s website but is attached as Appendix B to this Proxy Statement.

Communications from Shareholders to Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board of Directors and its shareholders and other interested parties. Therefore, the Board of Directors has adopted the following procedures for shareholder communications with directors.

Shareholders of Palmetto Bancshares, Inc. may communicate with the Chair of the Board’s Corporate Governance and Nominating Committee, Audit Committee, or Compensation Committee or with Palmetto Bancshares, Inc.’s directors as a group by sending an email to directorcommunications@palmettobank.com or by sending written correspondence to 301 Hillcrest Drive, Laurens, South Carolina, 29360 Attention: Director

Communications. The email or written correspondence should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be forwarded to the intended recipient unless it is determined that the communication (i) does not relate to the business or affairs of Palmetto Bancshares, Inc. or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to the intended recipient.

The recipients who ultimately receive any such communication have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made in accordance with Palmetto Bancshares, Inc.’s policies and procedures and applicable law and regulations relating to the disclosure of information.

Process of Evaluating Director Candidates

Among other things, the Corporate Governance and Nominating Committee is responsible for (i) identifying individuals qualified to become directors and for recommending to the Board of Directors the individuals for nomination as members of the Board of Directors, (ii) reviewing the qualifications and independence of the members of the Board of Directors and its various committees on a regular periodic basis, and (iii) making recommendations, from time to time, regarding any recommended changes in the composition of the Board of Directors and its committees.

The Corporate Governance and Nominating Committee and the Board of Directors strive to maintain membership that demonstrates objectivity and the highest degree of integrity on an individual and collective basis. When evaluating director candidates, the Corporate Governance and Nominating Committee considers the needs of the Board of Directors and the Company in light of the current mix of director skills and attributes and seeks the following qualifications and characteristics when evaluating a director candidate (i) a reputation for integrity, honesty, candor, fairness, and discretion; (ii) a high degree of expertise in his or her chosen field of endeavor, which area of expertise should have some relevance to banking; (iii) a knowledge, or willingness and ability to obtain knowledge, of the critical aspects of banking; and (iv) experience and skill in serving as a competent overseer of, and trusted advisor to, management of a publicly-held corporation. Additionally, nominees for the Board of Directors should contribute to the mix of skills, core competencies, and qualifications of the Board of Directors through expertise in one or more of the following areas: banking and other financial services, accounting and finance, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation.

The Corporate Governance and Nominating Committee seeks the input of the other members of the Board of Directors in identifying and attracting director candidates consistent with the criteria outlined above. In addition, the committee may use the services of consultants or a search firm in identifying and evaluating director candidates, although it has not historically done so.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by shareholders. Shareholders may recommend qualified director candidates to the committee by sending written notice to directorcommunications@palmettobank.com or to 301 Hillcrest Drive, Laurens, South Carolina, 29360 Attention: Director Communications. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of the candidate’s qualifications, the committee may conduct interviews with the candidate and request additional information from the candidate. The committee uses the same process for evaluating all director nominees, including those recommended by shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information regarding compensation paid by the Company during the year ended December 31, 2007 to its Named Executive Officers for services rendered in all capacities to the Company or the Bank.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Nonequity Incentive Plan Compensation ($) (2)	Change in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
L. Leon Patterson	2007	387,845	—	122,063	16,763	67,891	594,562
Chairman and Chief Executive Officer	2006	376,194	—	173,049	82,455	55,077	686,775
Palmetto Bancshares, Inc.

Paul W. Stringer	2007	363,030	—	114,188	125,366	142,616	745,200
President and Chief Operating Officer Chief Accounting Officer	2006	351,930	—	161,887	189,843	98,183	801,843
Palmetto Bancshares, Inc.
Chairman and Chief Executive Officer
The Palmetto Bank

George A. Douglas, Jr.	2007	202,389	21,024	63,650	42,185	43,054	372,302
Executive Vice President President and Chief Retail Officer,	2006	198,100	21,024	91,126	58,937	34,463	403,650
The Palmetto Bank

Teresa W. Knight	2007	157,789	21,024	49,613	78,554	5,331	312,311
Executive Vice President	2006	150,000	21,024	69,000	70,625	9,814	320,463
The Palmetto Bank

Ralph M. Burns, III	2007	157,789	—	49,613	102,480	19,633	329,515
Executive Vice President	2006	150,000	—	69,000	88,143	10,502	317,645
The Palmetto Bank

(1)	The amounts reported in this column represent the expense recognized in the years indicated in accordance with SFAS No. 123(R) for stock option grants awarded. The Company cautions that the amounts reported for these grants may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s actual operating performance, stock price fluctuations, and the Named Executive Officer’s continued service.

(2)	For purposes of this table, all nonequity incentive compensation amounts included for a particular year were actually paid in the first quarter of the following plan year.

(3)	The amounts reported in the Change in Pension Value column are comprised entirely of changes between January 1, 2007 and January 1, 2008 in the actuarial present value of the accumulated pension benefits of each of the Named Executive Officers. The Named Executive Officers receive pension benefits under the same formula applied to all employees. The Company cautions that the values reported in the Change in Pension Value column are theoretical as amounts are calculated pursuant to Securities and Exchange Commission requirements and are based on assumptions used in preparing the Company’s audited financial statements for the years ended December 31, 2007 and December 31, 2006.

(4)	See All Other Compensation below for a discussion of compensation components included in this column.

Options Awards

Stock Option Grant Awards Fair Value. The following table summarizes assumptions made in the valuation of stock option grants awarded as disclosed in the Summary Compensation Table. The fair value of each stock option grant awarded is estimated on the date of grant using the Black-Scholes option-pricing model.

	George A. Douglas, Jr.	Teresa W. Knight
Grant Date	1/20/2004	4/23/2003
Stock option awards granted	24,000	24,000
Fair market value of stock option awards granted	$4.38	4.38
Expected term (years)	10	10
Vesting period (years)	5	5

Outstanding Stock Option Grant Awards. The following table summarizes outstanding equity incentive compensation plan grant awards for each Named Executive Officer outstanding as of December 31, 2007.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
L. Leon Patterson	—	—		—	n/a
Paul W. Stringer	—	—		—	n/a
George A. Douglas, Jr.	19,200	4,800	(1)	23.30	December 31, 2013
Teresa W. Knight	22,735	—		20.00	December 31, 2012
Ralph M. Burns, III	—	—		—	n/a

(1)	4,800 options vest during the year ending December 31, 2008

Stock Option Grant Awards Exercised During 2007. The following table summarizes information with respect to stock options exercised for Palmetto Bancshares, Inc.’s common stock by the Named Executive Officers during 2007.

	OPTION AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
L. Leon Patterson	6,850	200,363
Paul W. Stringer	5,000	161,250
George A. Douglas, Jr.	—	—
Teresa W. Knight	—	—
Ralph M. Burns III	4,000	129,000

(1)	Calculated based on last known trades of common stock on exercise date.

Defined Benefit Pension Plan

The following table summarizes information with respect to the Company’s defined benefit pension plan that provides for benefits at, following, or in connection with, retirement.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
L. Leon Patterson	40	1,027,028	—
Paul W. Stringer	39	1,001,903	—
George A. Douglas, Jr.	15	226,287	—
Teresa W. Knight	27	317,408	—
Ralph M. Burns, III	33	453,099	—

All Other Compensation

The following table summarizes the compensation components included within the All Other Compensation column of the Summary Compensation Table for 2007.

Name	Club Memberships ($)	Personal Use of Company Automobile ($)	Physical Examination ($)	401(k) Match ($)	Total Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Board of Director Compensation ($)	All Other Compensation ($)
L. Leon Patterson	11,779	765	—	6,750	19,294	23,097	25,500	67,891
Paul W. Stringer	*	*	*	*	*	117,116	25,500	142,616
George A. Douglas, Jr.	7,633	166	653	3,211	11,663	31,391	—	43,054
Teresa W. Knight	*	*	—	*	*	5,331	—	5,331
Ralph M. Burns, III	2,762	6,136	—	4,716	13,614	6,019	—	19,633

*	The aggregate amount of this Named Executive Officer’s perquisites and other personal benefits did not exceed $10,000 during 2007.

Other compensation, typically available to all of the Company’s employees, is excluded from this analysis as the Company believes that it adds only a nominal amount of compensation to the Named Executive Officers. In addition, the compensation related to such benefits is often difficult to calculate. Such exclusions from the previous tables include medical and dental benefits, life insurance, long-term disability coverage, personal time off, and discounted loan rates, all of which are offered to all employees.

Insurance Premiums. The Company paid the following insurance premiums during 2007, the total of which is included in the previous table, with respect to life insurance and deferred compensation agreements for the benefit of Named Executive Officers.

Name	Long-Term Care	Supplemental Life	Split Dollar Life Insurance	Total Insurance Premiums
L. Leon Patterson	14,337	8,760	*	23,097
Paul W. Stringer	11,989	5,127	100,000	117,116
George A. Douglas, Jr.	12,164	1,802	17,425	31,391
Teresa W. Knight	4,921	410	—	5,331
Ralph M. Burns, III	5,371	648	—	6,019

*	No additional premiums related to Mr. Patterson’s split dollar life insurance policy have been required since his 65th birthday.

Deferred compensation arrangements are provided only to the Company’s Chairman Chief Executive Officer, and the Company’s President and Chief Operating Officer (who is also the Bank’s Chief Executive Officer), and the Bank’s President and Chief Retail Officer. The following table summarizes information with respect to these nonqualified deferred compensation arrangements.

Name	Executive Contributions in the Last Fiscal Year ($)	Registrant Contributions in the Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Year End ($)
L. Leon Patterson	—	*	47,151	—	959,526
Paul W. Stringer	—	100,000	20,498	—	697,265
George A. Douglas, Jr.	—	17,425	(1,060)	—	20,322

*	No additional premiums related to Mr. Patterson’s split dollar life insurance policy have been required since his 65th birthday.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 Act requires certain officers of the Company, its directors, and persons who beneficially own more than ten percent of any registered class of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such officers of the Company, directors, and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all 16(a) forms they file or that are filed on their behalf.

Based solely on a review of the reports filed, the Company believes that all transactions during 2007 met filing requirements applicable to its reporting officers, directors, and greater than ten percent beneficial owners except for filings with respect to one transaction with respect to Paul W. Stringer.

TRANSACTIONS WITH RELATED PERSONS

Applicable laws and regulations require that all loans or extensions of credit to Company executive officers, directors, and their affiliates must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any such person over any employee) and does not involve more than the normal risk of repayment or present other unfavorable features. Any such loans are granted pursuant to The Palmetto Bank’s normal approval procedures that are governed by written policies. Additionally, loans and aggregate loans of $500,000 or greater require prior review and approval by the Board of Directors, pursuant to Regulation O of the Federal Reserve Board.

Personal loans, including residential mortgage loans, to executive officers, directors, and their affiliates may be made with preferential rates under applicable federal law, so long as those preferential rates are the same as those available to all employees of the Bank. However, no loans were made that exceeded $120,000 with preferential rates to the Company’s executive officers, directors, and their affiliate during 2007.

At December 31, 2007, the Company’s executive officers, directors, and their affiliates, were indebted to the Company approximately $16.8 million compared with $16.7 million at December 31, 2006. Such indebtedness does not include bankcard balances, as these balances are deemed to be From January 1, 2007 through December 31, 2007, these executive officers, directors, and their affiliates were given loan extensions and received disbursements on existing borrowings totaling $1.3 million and repaid $3.3 million.

FINANCIAL INFORMATION

Copies of the Summary Annual Report to Shareholders and the Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2007 are being mailed to each shareholder of record as of the close of business on the Voting Record Date together with these Proxy Materials. The Summary Annual Report to Shareholders and the Annual Report on Form 10-K are not a part of the Company’s Proxy Materials. The Company will provide without charge to any shareholder of record as of March 3, 2008, who so requests in writing, an additional copy of the Summary Annual Report to Shareholders and / or the Company’s Annual Report on Form 10-K (without exhibits, unless the exhibits are specifically requested), including financial statements and financial schedules, for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Any such request should be directed to Palmetto Bancshares, Inc., Post Office Box 49, Laurens, South Carolina 29360, Attention: Corporate Secretary.

MISCELLANEOUS MATTERS RELATING TO THE ANNUAL MEETING OF SHAREHOLDERS

Shareholder Proposals

A shareholder who wishes to present a proposal for inclusion in the Proxy Materials relating to the Company’s Annual Meeting of Shareholders to be held in 2009 should ensure that such proposal is received by the Company’s Secretary at its principal corporate offices, 301 Hillcrest Drive, Laurens, South Carolina 29360, no later than November 18, 2008. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the Proxy Statement must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the bylaw requirements described below.

The Company requires timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an Annual Meeting of Shareholders. In the case of director nominations by shareholders at an Annual Meeting of Shareholders, the Company requires that a shareholder’s notice be delivered to the corporate offices of Palmetto Bancshares, Inc. during the period of time from the 30th day to the 60th day prior to the Annual Meeting of Shareholders at which directors are to be elected, unless such requirement is expressly waived in advance of the Meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an Annual Meeting of Shareholders, the Company requires that advance written notice be delivered to Palmetto Bancshares Inc.’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the corporate offices of Palmetto Bancshares, Inc. between 60 and 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2009 Annual Meeting of Shareholders must deliver a written notice to Palmetto Bancshares, Inc.’s Corporate Secretary (at the address indicated above) between December 17, 2008 and January 16, 2009. However, in the event that the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between 60 and 90 days prior to such Annual Meeting of Shareholders or, if later, within 10 days following the day on which public announcement of the date of such Meeting is first made by the Company.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and other employees of the Company may solicit proxies personally or by facsimile or telephone without additional compensation. Banks, brokers, and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and Palmetto Bancshares, Inc. will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to such owners.

Householding of Annual Meeting of Shareholders’ Materials

The Securities and Exchange Commission’s rule regarding the delivery of annual reports and proxy statements permits registrants to send a single set of these reports to any household at which two or more shareholders reside if the shareholders have the same last name or the registrant believes they are members of the same family and the registrant sends prior notice to the shareholders that it will deliver a single set of reports to them. Each shareholder will continue to receive a separate Proxy Card. The procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the Company.

Only one copy of Proxy Materials is being delivered to two or more security holders who share an address. If your household has received only one copy of these Proxy Materials, and you would prefer to receive separate copies of these documents, either now or in the future, please contact the Company via telephone at 800.725.2265, through e-mail at bankinfo@palmettobank.com, or by sending written correspondence to 301 Hillcrest Drive, Laurens, South Carolina, 29360 Attention: Corporate Secretary and your address will be removed from the householding listing. If you are now receiving multiple copies of the Company’s Proxy Materials, and you would like to have only one copy of these documents delivered to your household in the future, please contact the Company in the same manner.

Appendix A

PALMETTO BANCSHARES, INC.

2008 RESTRICTED STOCK PLAN

PALMETTO BANCSHARES, INC.

2008 RESTRICTED STOCK PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		3

ARTICLE II THE PLAN		4

2.1	Name	4
2.2	Purpose	4
2.3	Effective Date and Duration of the Plan	4

ARTICLE III		4

ARTICLE IV		5

4.1	Duties and Powers of the Committee	5
4.2	Additional Powers	5
4.3	No Liability	5
4.4	Majority Rule	5
4.5	Company Assistance	5

ARTICLE V		5

5.1	Limitations	5
5.2	Antidilution	5

ARTICLE VI RESTRICTED STOCK		6

6.1	Forfeiture Restrictions to be Established by the Committee	6
6.2	Other Terms and Conditions	6
6.3	Payment for Restricted Stock	7
6.4	Committee’s Discretion to Accelerate Vesting of Awards	7
6.5	Restriction Agreements	7

ARTICLE VII STOCK CERTIFICATES		7

ARTICLE VIII TERMINATION AND AMENDMENT		8

ARTICLE IX RELATIONSHIP TO OTHER COMPENSATION PLANS		8

ARTICLE X MISCELLANEOUS		8

10.1	Replacement or Amended Grants	8
10.2	Forfeiture for Competition	8
10.3	Plan Binding on Successors	8
10.4	Headings, etc., No Part of Plan	8
10.5	Section 16 Compliance	8
10.6	No Right to an Award	8
10.7	No Employment/Membership Rights Conferred	9
10.8	Restriction on Transfer	9

PALMETTO BANCSHARES, INC.

2008 RESTRICTED STOCK PLAN

ARTICLE I

DEFINITIONS

As used herein, the following terms have the following meanings unless the context clearly indicates to the contrary:

“Award” shall mean a grant of Restricted Stock.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Committee” shall mean a committee of at least two Directors appointed from time to time by the Board to serve as the Board’s Compensation Committee, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Awards granted to an individual who is also a Section 16 Insider, the Committee shall consist of either the entire Board or a committee of at least two Directors (who need not be members of the Committee with respect to Awards granted to any other individuals) who are Non-Employee Directors, and all authority and discretion shall be exercised by such Non-Employee Directors, and references herein to the “Committee” shall mean such Non-Employee Directors insofar as any actions or determinations of the Committee shall relate to or affect Awards made to or held by any Section 16 Insider. At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee shall mean a reference to the Board.

“Company” shall mean Palmetto Bancshares, Inc., a South Carolina corporation.

“Director” shall mean a member of the Board.

“Employee” means any person who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company and non-employees to whom an offer of employment has been extended. An Officer or Director who meets the foregoing definition is an Employee. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any Subsidiary, as applicable, or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor.

“Exchange Act” shall mean the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

“Grantee” shall mean a person who has received an Award of Restricted Stock.

“Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or “no-action” positions with respect thereto issued by the Securities and Exchange Commission.

“Officer” shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

“Plan” shall mean the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan, the terms of which are set forth herein.

“Qualified Domestic Relations Order” shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or such Act.

“Restricted Stock” shall mean Stock issued, subject to restrictions, to a Grantee pursuant to Article VI hereof.

“Restriction Agreement” shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 6.5 hereof.

“Section 16 Insider” shall mean any person who is subject to the provisions of Section 16 of the Exchange Act, as provided in Rule 16a-2 promulgated pursuant to the Exchange Act.

“Stock” shall mean the Common Stock, par value $5.00 per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant (or modification) of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II

THE PLAN

2.1    Name. This Plan shall be known as “Palmetto Bancshares, Inc. 2008 Restricted Stock Plan.”

2.2    Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its shareholders by affording Employees and Directors of the Company and its Subsidiaries an opportunity to acquire or increase their proprietary interests in the Company, thereby strengthening their concern for the welfare of the Company and its Subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Subsidiaries. Accordingly, the Plan provides for granting Awards that are best suited to the circumstances of the particular Employee or Director as provided herein.

2.3    Effective Date and Duration of the Plan. The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan or in any Restriction Agreement, no Award shall be granted prior to such shareholder approval. No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Awards granted under the Plan have vested or been forfeited.

ARTICLE III

PARTICIPANTS

The class of persons eligible to participate in the Plan shall consist of all Directors and Employees of the Company or any Subsidiary.

ARTICLE IV

ADMINISTRATION

4.1    Duties and Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the number of shares to be subject to each Award, and the Forfeiture Restrictions and related conditions of lapse applicable to each Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant.

4.2.    Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Restriction Agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions, and provisions of the Restriction Agreement relating to each Award, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restriction Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 4.2 shall be conclusive.

4.3    No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.4    Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

4.5    Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V

SHARES OF STOCK SUBJECT TO PLAN

5.1    Limitations. Subject to adjustment in the same manner as provided in Section 5.2 below, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 250,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award under the Plan. If shares of Restricted Stock are repurchased by the Company at their original purchase price, those shares shall become available for future grant under this Plan.

5.2    Antidilution.

(a)    If (x) the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend, (y) any spin-off, spin-out or other distribution of assets materially affects the price of the Company’s stock, or (z) there is any assumption and conversion to the Plan by the Company of an acquired company’s outstanding restricted stock, then:

(i) the aggregate number and kind of shares of Stock for which Awards may be granted hereunder shall be adjusted proportionately by the Committee; and

(ii) the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions) shall be adjusted proportionately by the Committee.

(b)    If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its sole discretion, may (but is not required to), notify all Grantees that (i) all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse and/or (ii) all Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with restricted stock issued by such successor corporation.

(c)    If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of such Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards to lapse.

(d)    The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE VI

RESTRICTED STOCK

6.1    Forfeiture Restrictions to be Established by the Committee. Shares of Stock that are the subject of a Restriction Agreement shall be subject to restrictions on disposition by the Grantee and an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the sales of a business unit of the Company designated by the Committee, (6) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (7) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (8) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (9) the return on shareholders’ equity achieved by the Company, or (10) the total shareholders’ return achieved by the Company, (ii) the Grantee’s continued employment with the Company or a Subsidiary or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof. Each Award may have different Forfeiture Restrictions in the discretion of the Committee.

6.2    Other Terms and Conditions. Stock awarded pursuant to a Restriction Agreement shall be represented by a stock certificate registered in the name of the Grantee. The Grantee shall have the right to receive dividends with respect to Stock subject to an Award. Unless provided otherwise in a Restriction Agreement, the Grantee shall have the right to vote Stock subject to an Award and to enjoy all other shareholder rights, except that (i) the Grantee shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restriction Agreement shall cause a forfeiture of the Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Grantee prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restriction Agreement made in conjunction with the Award.

6.3    Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to an Award, provided that in the absence of such a determination, a Grantee shall not be required to make any payment for Stock received pursuant to an Award, except to the extent otherwise required by law.

6.4    Committee’s Discretion to Accelerate Vesting of Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Stock awarded to a Grantee pursuant to an Award and, upon such vesting, all restrictions applicable to such Award shall terminate as of such date. Any action by the Committee pursuant to this section may vary among individual Grantees and may vary among the Awards held by any individual Grantee. Notwithstanding the preceding provisions of this section, the Committee may not take any action described in this section with respect to an Award that has been granted to a “covered Employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

6.5    Restriction Agreements. At the time any Award is made under this Article VI, the Company and the Grantee shall enter into a Restriction Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restriction Agreements need not be identical. Subject to the consent of the Grantee and the restriction set forth in the last sentence of Section 6.4 above, the Committee may, in its sole discretion, amend an outstanding Restriction Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

ARTICLE VII

STOCK CERTIFICATES

The Company shall not be required to deliver any certificate for shares of Restricted Stock granted hereunder, prior to fulfillment of all of the following conditions:

(a)    The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)    The completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and

(c)    The obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable.

Within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Stock and such Stock shall be free of all restrictions under this Plan. Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

ARTICLE VIII

TERMINATION AND AMENDMENT

The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not already been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award already granted may be made which would impair the rights of the Grantee without the consent of the Grantee, and provided, further, that the Board may not, without approval of the shareholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete the last sentence of Section 6.4.

ARTICLE IX

RELATIONSHIP TO OTHER COMPENSATION PLANS

The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for Employees or Directors of the Company or any of its Subsidiaries.

ARTICLE X

MISCELLANEOUS

10.1    Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding Awards and grant new Awards in substitution for them. However, no modification of an Award shall adversely affect a Grantee’s rights under a Restriction Agreement without the consent of the Grantee or his legal representative.

10.2    Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an Employee, then any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

10.3    Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

10.4    Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

10.5    Section 16 Compliance. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed void to the extent permitted by law and deemed advisable by the Committee.

10.6    No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee or Director any right to an Award, or any other rights hereunder except as may be evidenced by a Restriction Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

10.7    No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Subsidiary or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

10.8    Restriction on Transfer. An Award shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, or (iii) with the consent of the Committee.

Appendix B

PALMETTO BANCSHARES, INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The primary function of the Corporate Governance and Nominating Committee (the “Committee”) of Palmetto Bancshares, Inc. (the “Company”) is to assist the Board of Directors (collectively the “Board,” individually a “Director”) in fulfilling its responsibilities with respect to Board and Board committee membership, shareholder proposals, and corporate governance practices consistent with the Company’s intention to voluntarily adopt various “best practices.”

The Committee’s primary duties and responsibilities are to:

o	Establish criteria for Board and Board committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board.

o	Make recommendations to the Board regarding proposals submitted to the Corporate Governance and Nominating Committee and nominees for director proposed or recommended by shareholders of the Company.

o	Make recommendations to the Board regarding corporate governance practices.

o	Monitor the Board’s and the Company’s compliance with any commitments made to the Company’s regulators or otherwise regarding changes in corporate governance policies.

o	Lead the Board in its annual review of the Board’s performance.

The Committee shall fulfill these responsibilities by carrying out the activities set forth in Section IV of this Charter.

II.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, the majority of whom the Board has determined to be independent under Section 303A of the New York Stock Exchange Company Manual.

The members of the Committee shall be elected and shall serve as outlined in the Company’s Bylaws. Unless the Board elects a Committee Chair, the members of the Committee may designate a Chairman by a majority vote of the full Committee membership. Vacancies occurring for any reason in the Corporate Governance and Nominating Committee shall be filled as outlined in the Company’s Bylaws.

III.	MEETINGS

The Committee shall meet at least once a year or more frequently as circumstances dictate. At its sole discretion the Committee may meet separately with members of management or with outside advisors to discuss any matters that the Committee believes are appropriate.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall, to the extent it deems necessary or appropriate:

Board Selection, Composition, and Evaluation

1.	Establish criteria for Board membership, consistent with the Company’s By-Laws as well as other governing documents and Board decisions, including criteria with respect to experience level, career specialization, leadership qualities, strength of character, diversity, and the extent to which a candidate would fill a present need on the Board. Evaluate any changes in existing Director qualifications to ensure that changed roles are consistent with criteria for Board membership. –

2.	Determine and oversee the search process for candidates for Board membership, review shareholder recommendations for proposed nominees for election to the Board, identify candidates qualified to become Board members, evaluate candidates, and recommend nominees for election as Board members to the full Board of Directors (including both director nominees to be presented for shareholder approval at the annual meeting of shareholders and director nominees to be elected by the Board to fill vacancies).

3.	Consider questions of independence and possible conflicts of interest of candidates and members of the Board and make recommendations to the Board regarding such issues.

4.	Develop and oversee the operation of an orientation program for new Directors and determine whether and what form of continuing education is appropriate for incumbent Directors.

5.	Oversee matters related to the compensation and benefits of outside, non-employee Directors and make such recommendations to the Board, as the Committee deems appropriate.

6.	Consider and recommend changes in the size and composition of the Board, as the Committee or the Board deems necessary or appropriate.

7.	Review Board processes for assessing the adequacy and completeness of their minutes, the process for the review and approval of such minutes, and the retention of such minutes.

Board Committee Selection and Composition

8.	Review and assess the committee structure of the Board and make recommendations to the Board regarding committee structure, functions, and purposes, as the Committee or the Board deems necessary or appropriate.

9.	In conjunction with input from the Company’s Chairman and Chief Executive Officer, recommend members of the Board to serve on Board committees, giving consideration to the criteria for service on each committee as set forth in the charter for each committee, as well as to any other factors the Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of any committee.

10.	Confirm that the select standing committees of the Board (Corporate Governance and Nominating Committee, Audit Committee, and Compensation Committee) each have a charter in effect and that its Committee reviews such Charter at least annually.

11.	Review committee processes for assessing the adequacy and completeness of their respective minutes, the process for the review and approval of such minutes, and the retention of such minutes and any related materials presented to the Board or its committees for review.

Corporate Governance

12.	Develop and recommend to the Board an annual self-evaluation process for the Board.

13.	Oversee the Board’s annual self-evaluations.

14.	Make recommendations to the Board regarding policies and procedures to promote the effective functioning of the Board and sound corporate governance practices as the Committee or the Board deems necessary or appropriate.

15.	Review shareholder proposals duly and properly submitted to the Company and recommend appropriate action to the Board.

16.	Review any proposed amendments to the Company’s Articles of Incorporation and Bylaws and recommend appropriate action to the Board.

17.	Review and assess the Company’s compliance with the corporate governance requirements and the requirements established under the Sarbanes-Oxley Act, by federal banking laws and regulations, or otherwise, as applicable to each of the Company and its subsidiary.

18.	Perform any other activity consistent with this Charter, the Company’s Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

With respect to the responsibilities listed above, the Committee shall:

19.	Report regularly to the Board on Corporate Governance and Nominating Committee matters, as the Committee deems necessary or appropriate.

20.	Maintain minutes of its meetings and records relating to those meetings and the Committee activities.

21.	Review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any amendments to this Charter that the Committee deems necessary or valuable.

V.	AUTHORITY

In discharging its duties, the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority to obtain such data, engage such professionals and advisors, and use such other internal and external resources as it determines are necessary or desirable to fulfill its responsibilities and duties. Such authority shall include the authority to consult with the Company’s management and employees, incur administrative expenses, obtain external reports and other materials, and to engage outside advisors, including search firms and independent counsel, as it determines are necessary or desirable to carry out its duties.

Where legally permissible, the Committee shall have the authority to delegate such of its responsibilities, as the Committee may deem necessary or appropriate in its sole discretion.

Adopted by the Board on this 26th day of October, 2004.

PLEASE MARK VOTES REVOCABLE PROXY

X With- For All

AS IN THIS EXAMPLE PALMETTO BANCSHARES, INC.

For hold Except

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 1. The election as Directors of all nominees listed below, each to serve a term as follows:

ANNUAL MEETING OF SHAREHOLDERS

Term Ending at the 2011 Annual Meeting

April 15, 2008

The undersigned shareholder of Palmetto Bancshares, Inc. (the “Company”), John T. Gramling, II, John D. Hopkins, Jr. revoking all previous proxies, hereby constitutes and appoints L. Leon

Patterson and Teresa M. Crabtree, and each of them acting individually, as the Edward K. Snead, III, Jane S. Sosebee, Paul W. Stringer attorney and proxy of the undersigned, with full power of substitution, for and INSTRUCTION: To withhold authority to vote for any individual nominee, mark in the name and stead of the undersigned, to attend the Annual Meeting of “For All Except” and write that nominee’s name in the space provided below.

Shareholders of the Company (the “Meeting”) to be held on Tuesday, April 15, 2008 at 2:00 p.m., local time, at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina, 29360 and to vote all shares of

For Against Abstain

Common Stock of the Company which the undersigned would be entitled to vote if personally present at such Annual Meeting, and at any adjournment or 2. Approval of the 2008 Restricted Stock Plan. postponement thereof; provided, that said proxies are authorized and directed This proxy, when properly executed, will be to vote as indicated with respect to the following matter: voted in the manner directed herein by the undersigned shareholder(s). IF NO DISCRETION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE 2007 ANNUAL REPORT, NOTICE OF THE ANNUAL MEETING AND RECEIPT OF THE PROXY STATEMENT FURNISHED IN CONNECTION

THEREWITH. The undersigned also hereby ratifies all that the said attorneys and proxies may do by virtue hereof and hereby confirms that this proxy shall be valid and may be vested whether or not the shareholder’s name is signed as set forth below or a seal is affixed or the Date description, authority or capacity of the person signing is given or other defect of

Please be sure to sign and date this Proxy in the box below. signature exists.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

PALMETTO BANCSHARES, INC.

Please sign this proxy exactly as it appears in address below. If shares are registered in more than one name, all owners should sign full title. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.